EXHIBIT 4.1.8
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.
     EIGHTH SUPPLEMENTAL INDENTURE (this “Eighth Supplemental Indenture”) dated as of May 4, 2010 by and among the Issuers (as defined below), Beverage Packaging Holdings (Luxembourg) I S.A. (“BP I”), the entities listed in Schedule 1 hereto (the “Additional Note Guarantors”), THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”) and with respect to collateral of certain Additional Note Guarantors, as collateral agent (the “Original Collateral Agent”) under the indenture referred to below and WILMINGTON TRUST (LONDON) LIMITED, as collateral agent (the “Additional Collateral Agent” and, together with the Original Collateral Agent, the “Collateral Agents”), with respect to the collateral listed in Appendix B, as amended and restated, of Amendment No.1 and Joinder Agreement to the First Lien Intercreditor Agreement, dated as of January 21, 2010 (the “FLICA Joinder”).
W I T N E S S E T H :
          WHEREAS Reynolds Group Issuer LLC, a Delaware limited liability company (the “US Issuer I”), Reynolds Group Issuer Inc., a Delaware corporation (the “US Issuer II”), Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (limited liability company) organized under the laws of Luxembourg (the “Luxembourg Issuer” and, together with the US Issuer I and the US Issuer II, the "Issuers”), BP I and certain affiliates of the Issuers, as Note Guarantors, have heretofore executed and delivered to the Trustee a supplemental indenture (the “First Supplemental Indenture”) dated as of November 5, 2009, a supplemental indenture (the “Second Supplemental Indenture”) dated as of December 2, 2009, a supplemental indenture (the “Third Supplemental Indenture”) dated as of January 29, 2010, a supplemental indenture (the “Fourth Supplemental Indenture”) dated as of February 2, 2010, a supplemental indenture (the “Fifth Supplemental Indenture”) dated as of February 25, 2010, a supplemental indenture (the “Sixth Supplemental Indenture”) dated as of March 4, 2010, a supplemental indenture (the “Seventh Supplemental Indenture”) dated as of March 30, 2010 to the indenture dated as of November 5, 2009 (the “Original Indenture”, and together with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture, the "Indenture”), in respect of the issuance of an aggregate principal amount of $1,125,000,000 of 7.75% Senior Secured Notes due 2016 (the “Dollar Notes”) and an aggregate principal amount of €450,000,000 of 7.75% Senior Secured Notes due 2016 (the “Euro Notes” and, together with the Dollar Notes, the “Notes”);
          WHEREAS the Additional Note Guarantors became subsidiaries of Reynolds Group Holdings Limited, the parent company of the Issuers, upon consummation of the acquisition by certain subsidiaries of Reynolds Group Holdings Limited of (i) Evergreen Packaging Inc.; and (ii) Evergreen Packaging (Luxembourg) S.à r.l. from Carter Holt Harvey Limited;
          WHEREAS pursuant to a joinder agreement dated as of May 4, 2010 to the Senior Secured Credit Facilities, each Additional Note Guarantor executing this Eighth Supplemental Indenture will become a guarantor under the Senior Secured Credit Facilities;
          WHEREAS pursuant to Section 4.11 of the Indenture, each Restricted Subsidiary (unless such Subsidiary is an Issuer, a Note Guarantor or a Receivables Subsidiary) that guarantees, assumes or in any other manner becomes liable with respect to any Indebtedness under any Credit Agreement is required to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee payment and the other obligations under the Notes and the Indenture;
          WHEREAS the Original Collateral Agent is the collateral agent with respect to the collateral of the Additional Note Guarantors (other than the collateral of Evergreen Packaging (Hong Kong) Limited);
          WHEREAS pursuant to the FLICA Joinder, the Additional Collateral Agent was appointed as, and agreed to act as, a separate collateral agent with respect to the Designated Collateral (as defined in the FLICA Joinder);
          WHEREAS the collateral of Evergreen Packaging (Hong Kong) Limited is Designated Collateral (as defined in the FLICA Joinder) and the Additional Collateral Agent has agreed to act as a collateral agent with respect to such Designated Collateral;
          WHEREAS the parties hereto desire that the Additional Collateral Agent acts as a separate collateral agent with respect to the Designated Collateral under the Indenture;
          WHEREAS pursuant to Section 9.01(a)(vi) of the Indenture, the Trustee, the Original Collateral Agent, the Additional Collateral Agent, BP I and the Issuers are authorized to (i) to amend the Indenture to add a Note Guarantor with respect to any Note and (ii) to execute and deliver this Eighth Supplemental Indenture;

          Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Indenture.
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Additional Note Guarantor covenants and agrees for the equal and ratable benefit of the Holders of the Notes as follows:
          1. Agreement to Guarantee. Each Additional Note Guarantor hereby agrees jointly and severally with all other Note Guarantors executing this Eighth Supplemental Indenture, to unconditionally guarantee the obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture.
     (a) Notwithstanding any other provisions of this Eighth Supplemental Indenture, the Indenture, or any other Note Document, the obligations of Evergreen Packaging (Luxembourg) S.à r.l., as Additional Note Guarantor, under (i) Section 10.01 of the Credit Agreement, (ii) Article X of the Original Indenture, (iii) a Senior Unsecured Note Indenture, dated May 5, 2010, by and among the Issuers and The Bank of New York Mellon as trustee and (iv) any other agreement, including, but not limited to, any facility, loan agreement or indenture to which it is a party, in respect of the obligations of any Obligor that is not a direct or indirect subsidiary of Evergreen Packaging (Luxembourg) S.à r.l., shall be limited at any time to an aggregate amount not exceeding the higher of ninety percent (90%) of:
(i)	its own funds (capitaux propres), as referred to in article 34 of the Luxembourg law dated December 19, 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings (the “2002 Law”) as at the date of demand of payment under the Indenture, increased by the amount of any Luxembourg Intra-Group Liabilities (as defined below); and

(ii)	its own funds (capitaux propres), as referred to in article 34 of the 2002 Law as at the date of this Eighth Supplemental Indenture, increased by the amount of any Luxembourg Intra-Group Liabilities.
          The limitation set forth in clause (a) above shall not apply to any amounts due by an Issuer or Note Guarantor which has been directly or indirectly advanced to Evergreen Packaging (Luxembourg) S.à r.l. or any of its subsidiaries.
     (b) The term “Luxembourg Intra-Group Liabilities” means any amounts owed by Evergreen Packaging (Luxembourg) S.à r.l. to RGHL or any Subsidiaries that have not been financed (directly or indirectly) by a borrowing under the Indenture.
          The obligations of Evergreen Packaging (Luxembourg) S.à r.l. under the Indenture shall not include any obligations that, if incurred, would constitute a breach of the provisions on financial assistance as defined by Article 49-6 of the Luxembourg law of 10 August 1915 on commercial companies, as amended, to the extent applicable, at the date of this Eighth Supplemental Indenture, to it.
          (c) Notwithstanding any other provision of this Eighth Supplemental Indenture, the Indenture or any other Note Document, the Note Guarantee of any Note Guarantor organized in Hong Kong does not apply to any obligation to the extent that the assumption of such obligation would result in such assumption constituting a breach of Section 47A (Prohibition of Financial Assistance) of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) (as amended or replaced).
          2. Ratification of Indenture; Eighth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Following the date hereof, all of the covenants set forth in Article IV of the Indenture shall be deemed to have been applicable to the Additional Note Guarantors beginning as of the Issue Date as if the Additional Note Guarantors had been parties thereto on such date, and any action or inaction taken by the Additional Note Guarantors after the Issue Date and prior to the date hereof prohibited by the Indenture, shall be deemed a Default by the Additional Note Guarantors, as applicable, under the Indenture as of the date hereof. This Eighth Supplemental Indenture shall form a part of the Indenture for all purposes, and every noteholder heretofore or hereafter authenticated and delivered shall be bound hereby. The Additional Note Guarantors hereby agree to (i) be bound by and become a party to the First Lien Intercreditor Agreement, as amended, supplemented, or otherwise modified from time to time, as if originally named Guarantors therein and (ii) be bound by and become a party to the Existing Intercreditor Agreement, as if originally named Obligors therein, by executing and delivering accession deeds to such Existing Intercreditor Agreement in form and substance reasonably satisfactory to the Security Trustee thereunder.
          3. Governing Law. THIS EIGHTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND EACH ADDITIONAL NOTE GUARANTOR AGREES TO SECTION 13.09 OF THE INDENTURE, INCLUDING WITH RESPECT TO SUBMISSION TO JURISDICTION, WAIVER OF OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND PURSUANT TO SECTION 13.08, THE WAIVER OF ANY RIGHT TO TRIAL BY JURY.
          4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Eighth Supplemental Indenture or any Guarantee referenced herein.
          5. Collateral Agent Makes No Representation. Neither Collateral Agent makes any representation as to the validity or sufficiency of this Eighth Supplemental Indenture or any Guarantee referenced herein.

          6. Duplicate Originals. The parties may sign any number of copies of this Eighth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
          8. No Adverse Interpretation of Other Agreements. This Eighth Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuers, BP I, BP II, RGHL or any of their Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Eighth Supplemental Indenture.
          9. No Recourse Against Others. No director, officer, employee or manager of an Additional Note Guarantor will have any liability for any obligations of the Issuers, Note Guarantors or Additional Note Guarantors under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the guarantee of the obligations under the Notes and the Indenture by each Additional Note Guarantor. The waiver may not be effective to waive liabilities under the federal securities laws.
          10. Indemnity. (a) The Issuers, BP I and the Additional Note Guarantors executing this Eighth Supplemental Indenture, subject to Section 10.08 of the Original Indenture, jointly and severally shall indemnify the Trustee and each of the Collateral Agents (which in each case, for purposes of this Section, shall include its officers, directors, employees, agents and counsel) against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Eighth Supplemental Indenture or the Note Guarantees provide herein against the Issuers, BP I or a Note Guarantor (including this Section) and defending against or investigating any claim (whether (i) asserted by the Issuers, BP I, any Additional Note Guarantor, any Holder or any other Person or (ii) with respect to any action taken by the Trustee or the Collateral Agents under the Existing Intercreditor Agreement, the First Lien Intercreditor Agreement, any Additional Intercreditor Agreement or any other agreement referenced herein). The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Trustee or any Collateral Agent. The Trustee and the Collateral Agents shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve the Issuers, BP I or any Note Guarantor executing this Eighth Supplemental Indenture of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers, BP I and the Additional Note Guarantors, as applicable, shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party solely through such party’s own willful misconduct, negligence or bad faith.
          (b) To secure the payment obligations of the Issuers, BP I and the other Note Guarantors in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held to pay principal of and interest on particular Notes.
          11. Successors and Assigns. All covenants and agreements of the Issuers, BP I and the Additional Note Guarantors in this Eighth Supplemental Indenture and the Notes shall bind their respective successors and assigns. All agreements of the Trustee and each Collateral Agent in this Eighth Supplemental Indenture shall bind its successors and assigns.
          12. Severability. In case any one or more of the provisions contained in this Eighth Supplemental Indenture or the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Eighth Supplemental Indenture or the Notes.
          13. Notices. Any order, consent, notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:
     If to any of the Additional Note Guarantors:
Reynolds Group Holdings Limited
Level Nine
148 Quay Street
Auckland 1140 New Zealand
Attn: Helen Golding
Fax: (64-9) 366 6263
If to the Trustee, Original Collateral Agent:
The Bank of New York Mellon
101 Barclay Street 4-E
New York, NY 10286
Attn: International Corporate Trust
Fax: (212) 815-5366
catherine.donohue@bnymellon.com
lesley.daley@bnymellon.com

If to the Additional Collateral Agent:
Wilmington Trust (London) Limited
6 Broad Street Place
London EC2M 7JH
Facsimile: +44 (0)20 7614 1122
Attention: Elaine Lockhart
          14. Amendments and Modification. This Eighth Supplemental Indenture may be amended, modified, or supplemented only as permitted by the Indenture and by written agreement of each of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed as of the date first above written.

REYNOLDS GROUP ISSUER INC.
By	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Secretary

REYNOLDS GROUP ISSUER LLC
By	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Secretary

REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A.
By	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Authorized Signatory
Eighth Supplemental Indenture

EVERGREEN PACKAGING INC.

by	/s/ Helen Golding Name: Helen Golding
Title: Secretary

EVERGREEN PACKAGING INTERNATIONAL (US) INC.

by	/s/ Helen Golding Name: Helen Golding
Title: Secretary

EVERGREEN PACKAGING USA INC.

by	/s/ Helen Golding Name: Helen Golding
Title: Secretary

BLUE RIDGE HOLDING CORP.

by	/s/ Helen Golding Name: Helen Golding
Title: Secretary

BLUE RIDGE PAPER PRODUCTS INC.

by	/s/ Helen Golding Name: Helen Golding
Title: Secretary

BRPP, LLC

By:	BLUE RIDGE PAPER PRODUCTS INC., as Manager

by	/s/ Helen Golding Name: Helen Golding
Title: Secretary
Eighth Supplemental Indenture

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.

by	/s/ Cindi Lefari Name: Cindi Lefari
Title: Authorized Signatory
Signature Page to Eighth Supplemental Indenture

EVERGREEN PACKAGING INTERNATIONAL B.V.

by	/s/ Cindi Lefari Name: Cindi Lefari
Title: Authorized Signatory
Eighth Supplemental Indenture

EVERGREEN PACKAGING CANADA LIMITED

by	/s/ Cindi Lefari Name: Cindi Lefari
Title: Authorized Signatory
Eighth Supplemental Indenture

EVERGREEN PACKAGING (HONG KONG) LIMITED

by	/s/ Cindi Lefari Name: Cindi Lefari
Title: Authorized Signatory
Eighth Supplemental Indenture

EVERGREEN PACKAGING (LUXEMBOURG) S.À.R.L.

by	/s/ Cindi Lefari Name: Cindi Lefari
Title: Authorized Signatory
Eighth Supplemental Indenture

EVERGREEN PACKAGING MEXICO, S. DE R.L. DE C.V.

by	/s/ Cindi Lefari Name: Cindi Lefari
Title: Authorized Signatory
Eighth Supplemental Indenture

WHAKATANE MILL LIMITED

by	/s/ Cindi Lefari Name: Cindi Lefari
Title: Authorized Signatory

Witnessed by:

/s/ Chiara Brophy Name: Chiara Brophy
Title: Lawyer
Eighth Supplemental Indenture

THE BANK OF NEW YORK MELLON, as Trustee, Principal Paying Agent, Transfer Agent, Registrar and Original Collateral Agent
By	/s/ Catherine F. Donohue
	Name:	Catherin F. Donohue
	Title:	Vice President

Eighth Supplemental Indenture

WILMINGTON TRUST (LONDON) LIMITED, as Additional Collateral Agent

By	/s/ Elaine Lockhart
	Name:	Elaine Lockhart
	Title:	Relationship Manager

Eighth Supplemental Indenture

SCHEDULE 1
Additional Note Guarantors
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
BRPP, LLC
Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Evergreen Packaging International (US) Inc.
Evergreen Packaging Canada Limited
Evergreen Packaging (Luxembourg) S.à r.l.
Evergreen Packaging International B.V.
Whakatane Mill Limited
Evergreen Packaging (Hong Kong) Limited
Evergreen Packaging Mexico S. de R.L. de C.V.
Eighth Supplemental Indenture